Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

CLOTHESLINE HOLDINGS, INC.,

CLOTHESLINE ACQUISITION CORPORATION

AND

ANGELICA CORPORATION

Dated as of May 22, 2008

TABLE OF CONTENTS

Page
ARTICLE I

THE MERGER

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

ARTICLE V

COVENANTS

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 6.01	Conditions to Each Party’s Obligation to Effect the Merger.	43

SECTION 6.02	Conditions to Obligations of Parent and Merger Sub.	43

SECTION 6.03	Conditions to Obligations of the Company.	44

SECTION 6.04	Frustration of Closing Conditions.	45

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

ARTICLE VIII

MISCELLANEOUS

Glossary of Defined Terms

Defined Terms	Defined in Section
409A Authorities	Section 3.09(h)
Acceptable Confidentiality Agreement	Section 8.11
Acquisition Proposal	Section 5.02(h)
Affiliate	Section 8.11
Agreement	Preamble
Articles of Merger	Section 1.02
Associate	Section 8.11
beneficial ownership	Section 8.11
Book-Entry Shares	Section 2.02(b)
Business Day	Section 8.11
Certificates	Section 2.02(b)
Change of Board Recommendation	Section 5.02(e)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 1.08
Company	Preamble
Company Board Recommendation	Section 3.03(b)
Company Financial Advisor	Section 3.08
Company Intellectual Property	Section 3.15(b)
Company Restricted Stock	Section 3.02(a)
Company SEC Reports	Section 3.05(a)
Company Securities	Section 3.02(a)
Confidentiality Agreement	Section 8.11
Controlled Group Liability	Section 8.11
Corporation Law	Recitals
Current Employees	Section 5.08(b)
Debt Financing	Section 4.06
Debt Financing Commitments	Section 4.06
Disclosure Letter	Article III
Dissenting Shares	Section 2.01
Effective Time	Section 1.02
Environment	Section 3.14(f)
Environmental Claim	Section 3.14(f)
Environmental Law	Section 3.14(f)
Environmental Permits	Section 3.14(a)
Equity Financing	Section 4.06
Equity Financing Commitment	Section 4.06
Equity Plans	Section 2.04(a)
ERISA	Section 8.11
ERISA Affiliate	Section 3.09(c)
Exchange Act	Section 3.04(b)
Expenses	Section 8.11
Financial Advisor	Section 5.02(b)

v

Financing	Section 4.06
Financing Commitments	Section 4.06
GAAP	Section 8.11
Governmental Entity	Section 3.04(b)
Hazardous Materials	Section 3.14(f)
hereby	Section 8.11
herein	Section 8.11
hereinafter	Section 8.11
HSR Act	Section 3.04(b)
including	Section 8.11
Indemnifiable Claim	Section 5.07(c)
Indemnitees	Section 5.07(c)
Intellectual Property Rights	Section 3.15(a)
Investor	Section 4.06
knowledge	Section 8.11
Laws	Section 3.13
Leased Real Property	Section 3.16(b)
Liens	Section 8.11
Material Adverse Effect	Section 8.11
Merger	Section 1.01
Merger Consideration	Section 1.06
Merger Sub	Preamble
Mezzanine Debt Financing	Section 4.06
Mezzanine Debt Financing Commitment	Section 4.06
Missouri Secretary	Section 1.02
Multiemployer Plan	Section 3.09(c)
Nonqualified Deferred Compensation Plan	Section 3.09(h)
Notice Period	Section 5.02(e)
Option	Section 2.04(a)
Option Payment	Section 2.04(a)
Outside Date	Section 7.01(c)
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent Termination Fee	Section 7.03(b)(ii)
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permits	Section 3.13
Permitted Liens	Section 8.11
Person	Section 8.11
Plan	Section 8.11
Preferred Shares	Section 3.02(a)
Proprietary Information	Section 3.15(a)
Proxy Statement	Section 3.07
Real Property Leases	Section 3.16(b)
Release	Section 3.14(f)
Representatives	Section 8.11

Requisite Shareholder Vote	Section 3.21
Rights	Section 3.02(a)
Rights Agreement	Section 3.02(a)
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Article III
Securities Act	Section 3.05(a)
Senior Debt Financing	Section 4.06
Senior Debt Financing Commitment	Section 4.06
Share(s)	Section 1.06
Special Meeting	Section 5.04
Specified Contracts	Section 3.17(a)
Subsidiary	Section 8.11
Subsidiary Securities	Section 3.02(b)
Superior Proposal	Section 5.02(h)
Surviving Corporation	Section 1.01
Taxes	Section 3.12(m)
Tax Return	Section 3.12(m)
Termination Fee	Section 7.03(c)
Title IV Plan	Section 3.09(c)
Treasury Regulations	Section 8.11
Voting Agreement	Recitals
WARN	Section 3.10(c)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 22, 2008, by and among Clothesline Holdings, Inc., a Delaware corporation (“Parent”), Clothesline Acquisition Corporation, a Missouri corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Angelica Corporation, a Missouri corporation (the “Company”).  All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.11 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the shareholders of the Company;

WHEREAS, the Board of Directors of the Company has approved the execution of this Agreement and the consummation of the transactions contemplated hereby and has directed the submission of this Agreement to a vote at a meeting of the Company’s shareholders in accordance with the General and Business Corporation Law of the State of Missouri (the “Corporation Law”), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the Corporation Law, upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent and Steel Partners II, L.P. will enter into a voting agreement simultaneously herewith (the “Voting Agreement”) which has been approved by the Board of Director of the Company; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the Corporation Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”).  The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Angelica Corporation” and shall continue its existence under the Laws of the State of

Missouri.  In connection with the Merger, the separate corporate existence of Merger Sub shall cease.

SECTION 1.02  Consummation of the Merger.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the third Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) at the offices of Stinson Morrison Hecker LLP, 100 South Fourth Street, St. Louis, Missouri 63102 or such other time, date or location as agreed to in writing by Parent and the Company.  The date of the Closing is referred to as the “Closing Date.” As promptly as practicable on the Closing Date and subject to the terms and conditions hereof, Merger Sub and the Company shall cause the Merger to be consummated by duly filing with the Secretary of State of the State of Missouri (the “Missouri Secretary”) executed articles of merger (the “Articles of Merger”), as required by the Corporation Law.  The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”

SECTION 1.03  Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.

SECTION 1.04  Articles of Incorporation and Bylaws.  At the Effective Time and subject to Section 5.07(a), the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as permitted by Law and such Articles of Incorporation.  At the Effective Time and subject to Section 5.07(a), the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until thereafter amended as permitted by Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

SECTION 1.05  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, and such directors and officers shall hold office until their respective successors shall have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

SECTION 1.06  Conversion of Shares.  Each share of common stock of the Company, par value $1.00 per share, including each share of Company Restricted Stock (each, a “Share” and, collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any wholly owned Subsidiary of Parent or the Company or held in the treasury of the Company, all of which shall be cancelled at the Effective Time without any consideration being exchanged therefor, and other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 1.08) equal to $22.00, without interest (the “Merger Consideration”), upon the surrender of the certificate representing such Shares or the Book-Entry Shares as provided in Section 2.02.  At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

SECTION 1.07  Conversion of Common Stock of Merger Sub.  Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

SECTION 1.08  Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares or Options pursuant to the Merger or this Agreement such amounts as are required to be deducted and withheld from such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Options in respect of which such deduction and withholding was made.

SECTION 1.09  Subsequent Actions.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company or Merger Sub as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company, Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

SECTION 2.01  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, to the extent permitted by the Corporation Law, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by any shareholder who is entitled to demand and properly demands payment of the fair value of such Shares pursuant to, and who complies in all respects with, Section 351.455 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or effectively shall have withdrawn or lost such right to be paid fair value under Section 351.455 of the Corporation Law.  Dissenting Shares shall be treated in accordance with Section 351.455 of the Corporation Law.  If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to be paid fair value, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration without any interest thereon.  The Company shall give Parent and Merger Sub (a) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 351.455 of the Corporation Law, and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law.  The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

SECTION 2.02  Payment for Shares.  (a)  Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.  At or prior to the Effective Time, Parent shall deposit, or shall cause the Surviving Corporation to deposit, with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Payment Fund”).  The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 1.06, except as provided in this Agreement.

(b)           As soon as reasonably practicable after the Effective Time, but in any event within five Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail (i) to each record holder of an outstanding certificate or certificates (the “Certificates”) as of the Effective Time which immediately prior to the Effective Time represented Shares (other than Shares owned by Parent, Merger Sub or any wholly owned Subsidiary of Parent or the Company, Shares held in the treasury of the Company and Dissenting Shares) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates and receiving the Merger Consideration and (ii) to each holder of non-certificated Shares held in book-entry form (“Book-Entry Shares”) instructions for use in effecting the surrender of Book-Entry Shares in exchange for the Merger Consideration.  Promptly following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, or Book-Entry Shares, the holder of such Certificate or Book-Entry Shares shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax as specified in Section 1.08) equal to the product of the number of Shares represented by such Certificate or Book-Entry Shares multiplied by the Merger Consideration, and such Certificate or Book-Entry Shares shall forthwith be canceled.  No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares.  If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.  From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each such Certificate and Book-Entry Share shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate or Book-Entry Shares, without any interest thereon.

(c)           The Paying Agent shall invest the cash in the Payment Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available).  Any interest and other income resulting from such investments shall be paid solely to Parent.  No investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of Certificates or Book-Entry Shares to receive the Merger Consideration.

(d)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate (together with such letter of transmittal duly executed) the Merger Consideration with respect to the Shares formerly represented thereby, without any interest thereon.

(e)           Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for nine months after the Effective Time shall be repaid to Parent.  Any former shareholders of the Company who have not complied with this Section 2.02 prior to the end of such nine month period shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon.  Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official in compliance with any applicable abandoned property, escheat or similar Law.  If any Shares shall not have been surrendered prior to such date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 2.03  Closing of the Company’s Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration without any interest thereon as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

SECTION 2.04  Treatment of Outstanding Stock Options.  (a)  Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall use commercially reasonable efforts to take all actions that are necessary and appropriate to cause that, immediately prior to the Effective Time, each unexpired and unexercised option to purchase Shares (an “Option”), under any stock option plan of the Company, including, without limitation, the 2004 Equity Incentive Plan for Non-Employee Directors, the 1999 Performance Plan, the 1994 Performance Plan, the 1994 Non-Employee Directors Stock Plan or any other plan, agreement or arrangement (the “Equity Plans”), whether or not then exercisable or vested, to be cancelled and, in exchange therefor, to have each former holder of any such cancelled Option to be entitled to receive, in consideration of the cancellation of such Option and in settlement therefor, a payment in cash (subject to any applicable withholding Tax as specified in Section 1.08) of an amount equal to the "In-the-Money Option Consideration" or the "Out-of-the-Money Consideration", as the case may be, as such terms are defined below (such amounts payable hereunder being referred to as the “Option Payment”).  The "In-the Money Option Consideration" shall be the product of (i) the total number of Shares previously subject to an Option that has an exercise price less than the Merger Consideration and (ii) the excess of the Merger Consideration over the exercise price per Share previously subject to such Option.  The "Out-of-the Money Consideration" shall be the product of (i) the total number of Shares previously subject to an Option that has an exercise price equal to or greater than the Merger Consideration and (ii) an amount to be determined by the Company, which shall not exceed $75,000 in the aggregate for all such out-of-the-money stock options. Such commercially reasonable efforts shall include the Company making a cash tender offer to purchase all outstanding Options on the Closing Date.  From and after the Effective Time, any such cancelled Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the applicable Option Payment, and the Company will use its commercially reasonable efforts to obtain all necessary consents to ensure that former holders of such Options will have no rights other than the right to receive the Option Payment.  At the Effective Time, Parent shall deposit with the Surviving Corporation cash in an amount sufficient to pay the aggregate amount of Option Payments required to be paid pursuant to this Agreement.  All amounts payable pursuant to this Section 2.04(a) shall be paid as promptly as practicable following the Effective Time, without interest.

(b)           Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall use commercially reasonable efforts to take all actions and to obtain all necessary consents and releases from all of the holders of all the Options heretofore granted under the Equity Plans to (i) terminate, as of the Effective Time, the Equity Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Affiliate thereof and (ii) amend, as of the Effective Time, the provisions of any other Plan providing for the issuance, transfer or grant of any capital stock of the Company or any such Affiliate, or any interest in respect of any capital stock of the Company or any such Affiliate, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any such Affiliate or any interest in the capital stock of the Company or any such Affiliate.

(c)           The Company shall make all commercially reasonable efforts to ensure that after the Effective Time neither it nor any of its Affiliates is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its Affiliates, to own any capital stock of the Company or any of its Subsidiaries or to receive any payment in respect thereof.  Notwithstanding any other provision of this Section 2.04 to the contrary, payment of the Option Payment may be withheld with respect to any Option until necessary consents and releases are obtained.

SECTION 2.05  Further Actions.  Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, there shall have been declared, made or paid any dividend or distribution on the Shares (other than regular quarterly cash dividends) or the issued and outstanding Shares shall have been changed into a different number of Shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of the Shares and Options the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this Section 2.05; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company and publicly available prior to the date of this Agreement or as disclosed in the section of the disclosure letter dated the date of this Agreement and delivered by the Company to Parent with respect to this Agreement prior to the execution hereof (the “Disclosure Letter”) that specifically relates to, or is reasonably apparent on its face to relate to, such Section of Article III below, the Company represents and warrants to each of the other parties hereto as follows:

SECTION 3.01  Organization and Qualification.  The Company and each of its Subsidiaries is a duly organized and validly existing entity in good standing under the Laws of its jurisdiction of organization, with all corporate power and authority to own its properties and conduct its business as currently conducted, and is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be duly qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has heretofore made available to Parent true, correct and complete copies of the Articles of Incorporation and Bylaws (or other similar governing documents) of the Company and each of its Subsidiaries.  Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any equity interest in any Person other than the Company’s Subsidiaries.

SECTION 3.02  Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 20,000,000 Shares, par value $1.00 per share, and (ii) 2,600,000 shares of preferred stock, no par value per share (the “Preferred Shares”).  As of May 22, 2008, 9,545,680 Shares (which number includes 252,628 Shares subject to vesting or other forfeiture conditions or repurchase by the Company (such Shares, the “Company Restricted Stock”)) and no Preferred Shares were issued and outstanding, 241,365 Shares and no Preferred Shares were held in the Company’s treasury, 346,562 Shares and no Preferred Shares were reserved for issuance under the Equity Plans and 200,000 Preferred Shares were reserved for issuance upon exercise of rights (“Rights”) outstanding pursuant to the Rights Agreement between the Company and UMB Bank, N.A. dated August 25, 1998, as amended by Amendment No. 1 to the Rights Agreement, dated as of August 29, 2006, and Amendment No. 2 to the Rights Agreement, dated as of September 19, 2006 (as so amended, and as further amended from time to time, the “Rights Agreement”).  In addition, as of such date, there were outstanding Options to purchase an aggregate of 503,900 Shares and no outstanding options to purchase Preferred Shares.  Since such date through the date hereof, the Company has not issued any Shares or Preferred Shares other than the issuance of Shares upon the exercise of Options outstanding on such date, has not granted any options, restricted stock, warrants or rights (other than Rights attached to issued Shares pursuant to the Rights Agreement) or entered into any other agreements or commitments to issue any Shares or Preferred Shares, and has not split, combined or reclassified any of its shares of capital stock.  All of the outstanding Shares have been duly authorized and validly issued and are fully paid (except for shares of Company Restricted Stock, which shall be fully paid upon their vesting) and nonassessable and are free of preemptive rights.  Section 3.02(a) of the Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of each Option and other equity-based award outstanding, the number of Shares issuable thereunder or to which such award pertains, the employee, director, consultant or other Person who has received such award, the expiration date and exercise or conversion price, if applicable, related thereto and, if applicable, the Plan pursuant to which each such Option or other equity-based award was granted.  Except as set forth in Section 3.02(a) of the Disclosure Letter, and the Rights, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights, subscriptions, claims of any character, or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, deliver or sell or cause to be issued, delivered or sold any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, claims of any character, agreements, obligations, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities and other ownership interests of the Company, being referred to collectively as “Company Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares or Preferred Shares.  Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights, profit participation or similar rights or obligations.  Neither the Company nor any of its Subsidiaries has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Company on any matter.  There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to (1) purchase, redeem or otherwise acquire any Company Securities or shares of capital stock of, or other equity or voting interest in, any other Person or (2) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company, other than (A) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Options in order to pay the exercise price of the Options, (B) the withholding of Shares to satisfy tax obligations with respect to awards granted pursuant to the Plans, and (C) the acquisition by the Company of awards under Plans in connection with the forfeiture of such awards.  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any other Person is a party with respect to the voting of capital stock of the Company.

(b)           The Company or one or more of its Subsidiaries is the record and beneficial owner of all the equity interests of each Subsidiary of the Company, free and clear of any Lien, including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests.  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights, subscriptions, claims of any character or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, claims of any character, agreements, obligations, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities and other ownership interests of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Subsidiary of the Company.  There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities.  There are no voting trusts or other agreements or understandings with respect to the voting of capital stock of any Subsidiary of the Company.

SECTION 3.03  Authority for this Agreement; Board Action.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to approval of this Agreement by the Requisite Shareholder Vote.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the

Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement in accordance with Section 351.425 of the Corporation Law by the Requisite Shareholder Vote prior to the consummation of the Merger and the filing of the Articles of Merger with the Missouri Secretary as required under Section 1.02 of this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties thereto, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           The Company’s Board of Directors, at a meeting or meetings duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of, the shareholders of the Company, (ii) approved the Voting Agreement, (iii) approved this Agreement and the transactions contemplated hereby in accordance with Section 351.410 of the Corporation Law, and (iv) directed that this Agreement be submitted to the shareholders of the Company for their approval and subject to the terms of this Agreement, resolved to recommend the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the shareholders of the Company (the “Company Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.  In addition, the Company’ Board of Directors has taken all action necessary to render Section 351.407 and Section 351.459 of the Corporation Law inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby, including the Merger.  To the knowledge of the Company, no other state takeover Law is applicable to the execution, delivery or performance of this Agreement, the consummation of the Merger, or the other transactions contemplated by this Agreement.

SECTION 3.04  No Violation; Consents and Approvals.

(a)           Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby by the Company will (i) violate, breach or conflict with any provision of the Articles of Incorporation or Bylaws or other similar governing documents of the Company or any Subsidiary of the Company, (ii) assuming all consents, approvals, authorizations and permits contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings and notifications described in such clauses have been made, conflict with or violate any Laws applicable to the Company or any Subsidiary or by which the Company or any Subsidiary or any of their respective properties or assets may be bound, (iii) except as set forth on Section 3.04(a)(iii) of the Disclosure Letter, violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, guarantee, franchise, permit, understanding agreement, commitment, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of the Company or any of its Subsidiaries except, in case of clauses (ii), (iii) and (iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government, or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filing with respect to and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (ii) the filing with the SEC of (x) the Proxy Statement and (y) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Missouri Secretary as required by the Corporation Law and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iv) any filings required under the rules and regulations of the New York Stock Exchange, and (v) any such consent, approval, authorization, permit, filing or notification the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 3.05  Reports; Financial Statements.

(a)           Since January 31, 2005, the Company has timely filed or furnished all forms, reports, statements, certifications and other documents (the “Company SEC Reports”) required to be filed or furnished by it with or to the SEC, all of which have complied, or in the case of the Company SEC Reports made after the date hereof, will comply, as to form, as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder applicable thereto.  None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained, and in the case of Company SEC Reports made after the date hereof, none of such Company SEC Reports will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and there are no SEC inquiries or investigations, other government inquiries or investigations or internal investigations pending or threatened.  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)           Except in the case of unaudited financial statements as permitted by Form 10-Q, the audited and unaudited consolidated financial statements (including the related notes thereto) of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports, as amended or supplemented prior to the date of this Agreement, (i) complied, or financial statements filed after the date hereof and prior to the Effective Time will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, (ii) have been prepared or will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in such statements or notes thereto) and (iii) fairly present or will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).  Except as set forth in Section 3.05(b) of the Disclosure Letter, all of the Company’s Subsidiaries are consolidated for accounting purposes.

(c)           Except for matters reflected or reserved against in the audited consolidated balance sheet of the Company as of January 26, 2008 (or the notes thereto) included in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any claims, indebtedness, liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (or in the notes thereto), except claims, indebtedness, liabilities and obligations that (i) were incurred since January 26, 2008 in the ordinary course of business consistent with past practice or (ii) are  legal and investment banking fees and financing fees to the extent the Company is a party to the Debt Financing Commitments incurred in connection with the transactions contemplated by this Agreement or (iii) would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

SECTION 3.06  Absence of Certain Changes.  Since January 26, 2008 (a) the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice, (b) there has been no Material Adverse Effect,  (c) no fact, circumstance or event exists or has occurred which would reasonably be expected to result in a Material Adverse Effect and (d) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 5.01(b), (c), (d), (e), (f), (g), (h), (i), (k), (l), (m), (n), (o), (q), (r), or (s).

SECTION 3.07  Proxy Statement.  The letter to shareholders, notice of meeting, proxy statement and form of proxy that will be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time of filing with the SEC, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein and is contained or incorporated by reference therein.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

SECTION 3.08  Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Morgan Joseph & Co. Inc. (the “Company Financial Advisor”).  A true and correct copy of the engagement letter with the Company Financial Advisor in connection with this transaction has been delivered to Parent.

SECTION 3.09  Employee Benefit Matters.

(a)           Section 3.09(a) of the Disclosure Letter contains a true, correct and complete list of all Plans.  Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each Plan:  (i) the plan document or agreement or, with respect to any Plan that is not in writing, a written description of the material terms thereof; (ii) the trust agreement, insurance contract or other documentation of any related funding arrangement; (iii) the summary plan description; (iv) the two most recent annual reports, actuarial reports and/or financial reports; (v) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; and (vi) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code.  Except as specifically provided in the foregoing documents delivered to Parent or except as may be required to comply with applicable Law, there are no amendments to any Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

(b)           With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries which are not yet due have been properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company, (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received or been the subject of a current favorable determination letter or opinion letter from the Internal Revenue Service with respect to such qualification, and to the knowledge of the Company nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened or anticipated with respect to such Plan, any fiduciaries of such Plan with respect to their duties to any Plan, or against the assets of such Plan or any trust maintained in connection with such Plan and (iv) it has been operated and administered in compliance in all respects with its terms and all applicable Laws and regulations, including ERISA and the Code, other than instances of noncompliance that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

(c)           Notwithstanding the prefatory language contained above in this Article III (relating to qualification of the representations of this Article III by any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement), the assurances contained in this Section 3.09(c) are not qualified by any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement, but rather are qualified only by Section 3.09(c) of the Disclosure Letter.  Neither the Company nor its Subsidiaries nor any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), (i) sponsors, maintains or contributes (or has an obligation to contribute) to, or has ever sponsored, maintained or contributed (or had an obligation to contribute) to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (a “Title IV Plan”) or (y), except as set forth on Section 3.09(c) of the Disclosure Letter, a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code (a “Multiemployer Plan”) or (ii) has incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA (including without limitation any Controlled Group Liability) or the penalty, excise Tax or joint and several liability provisions of the Code or any Law or regulation relating to employee benefit plans, whether contingent or otherwise.  Without limiting the foregoing, (i) the fair market value of the assets of each ongoing, frozen or terminated Title IV Plan equals or exceeds the actuarial present value of all accrued benefits under such Title IV Plan (whether or not vested) as determined based on the assumptions set forth on Section 3.09(c) of the Disclosure Letter, no Title IV Plan other than any Multiemployer Plan has been terminated and no proceedings have been instituted to terminate or appoint a trustee to administer any such plan, no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any Title IV Plan other than any Multiemployer Plan, and no Title IV Plan other than any Multiemployer Plan subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of

Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA, and (ii) with respect to each Multiemployer Plan, the Company and each ERISA Affiliate have made all contributions to each Multiemployer Plan required by the terms of each such Multiemployer Plan or any collectively bargained agreement.  No complete or partial withdrawal from such plan has been made by the Company or any Subsidiary, or, to the Knowledge of the Company, by any other person, that could result in any liability to the Company or any Subsidiary, whether such liability is contingent or otherwise, and to the Knowledge of the Company, based on the most recent information provided to the Company by such plans, neither the Company nor any ERISA Affiliate would be subject to any such withdrawal liability in excess of $1,312,000 if, as of the close of the most recent fiscal year of any such plan ended prior to the date hereof, the Company or any ERISA Affiliate were to engage in complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such plan.

(d)           No deduction for federal income Tax purposes has been or is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.

(e)           No Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Company’s knowledge, threatened.  Neither the Company nor any of its Subsidiaries has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Plan.  With respect to each Plan for which financial statements are required by ERISA, there has been no adverse change in the financial status of such Plan since the date of the most recent such statements provided to Parent by the Company.

(f)           Notwithstanding the prefatory language contained above in this Article III (relating to qualification of the representations of this Article III by any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement), the assurances contained in this Section 3.09(f) are not qualified by any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement, but rather are qualified only by Section 3.09(f) of the Disclosure Letter.  Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in conjunction with any other event (whether contingent or otherwise, including without limitation, any termination of employment), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.  The Company has provided Parent with reasonable and accurate estimates of the potential excess parachute payments (within the meaning of Section 280G of the Code) paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, either as a result of the transactions contemplated by this Agreement or in conjunction with any other event.

(g)           Neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide post-retirement medical, disability of death benefits (whether or not insured) with respect to any Person other than coverage mandated by Section 4980B of the Code or state Law.

(h)           Except as would not result in a material liability to the Company or covered employees or service providers, since January 1, 2005, each Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code, and each award thereunder, in each case that is subject to Section 409A of the Code, have been operated in compliance with the plan's terms, to the extent consistent with section 409A, and the applicable guidance issued by the Internal Revenue Service and the Department of Treasury, including Notice 2005-1.  To the extent an issue is not addressed in Notice 2005-1 or other applicable guidance, each Plan has been operated by applying a reasonable, good faith interpretation of Section 409A of the Code.

(i)           Section 3.09(i) of the Disclosure Letter sets forth each Plan with assets that constitute a "qualifying employer security" (as defined in Section 407(c) of ERISA).

(j)           With respect to each Plan which provides for the grant of options to purchase stock of the Company or any Subsidiary, each such stock option has been granted at an exercise price equal to no less than the fair market value of the Company stock or Subsidiary stock, as applicable, at the date of grant and there has been no “backdating” of any such stock options.

(k)           Except as exist under the terms of collective bargaining agreements with the Company or under applicable Law, no provisions or circumstances exist that would prevent the amendment or termination of any Plan.

SECTION 3.10  Employees.

(a)           Except as set forth in Section 3.10 of the Disclosure Letter:  (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract, nor, to the knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a works’ council or a labor organization, nor to the knowledge of the Company are there any activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization; (ii) there is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, governmental investigation or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, governmental investigation, or lockout has occurred since December 31, 2004;

and (iii) no grievance or arbitration demand or proceeding, or unfair labor practice charge or proceeding, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or to the knowledge of the Company has been threatened against the Company or its Subsidiaries as of the date of this Agreement.

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, employment and reemployment of members of the uniformed services and employee terminations; and (ii) there are no complaints, lawsuits, arbitrations, investigations administrative proceedings, or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act (“WARN”) or any state or local Laws regarding the termination or layoff of employees, or has been effected by any transaction or engaged in any layoffs or terminations sufficient in number to trigger WARN or any similar state or local law during the last six years, and none of the employees of the company or any Subsidiaries has suffered an “employment loss” (as defined in WARN or any similar law) during the last six months prior to the date hereof.

SECTION 3.11  Litigation.  Except as disclosed in the Company SEC Reports, there is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any properties or assets of the Company or any Subsidiaries of the Company that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or that would prevent or materially delay the Company from consummating the Merger.  Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree that has had or would reasonably be expected to have a Material Adverse Effect or prevent or materially delay the Company from consummating the Merger.  To the knowledge of the Company, no officer or director of the Company or its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or prevent or materially delay the Company from consummating the Merger.

SECTION 3.12  Tax Matters.  (a)  Each of the Company and its Subsidiaries has filed or has caused to be filed on a timely basis all Tax Returns required to be filed by it under applicable Law (or requests for extensions, which requests have been granted and have not expired), and all such returns are complete and accurate in all material respects.  Each of the Company and its Subsidiaries has either paid or caused to be paid all Taxes due and owing by the Company and its Subsidiaries to any Governmental Entity, or the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (excluding any reserves for deferred taxes) for all material Taxes payable by the Company and its Subsidiaries, for all taxable periods and portions thereof ending on or before the date of such financial statements, or for all taxable periods or portions thereof beginning on or after the date of such financial statements, reflected and accrued on the books and records of the Company and its Subsidiaries as of the Closing Date and disclosed to Parent all material Taxes payable by the Company and its Subsidiaries.

(b)           No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any material Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries which have not been settled and paid.  All assessments for material Taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid.  There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries waiving or extending the statute of limitations for assessment or collection of any material Taxes.

(c)           The Company and each of its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, shareholders and any other applicable person (and timely paid to the appropriate taxing authority) proper and accurate amounts in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including income, social security, and employment Tax withholding for all types of compensation).

(d)           Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e)           None of the Company or any of its Subsidiaries has entered into any transaction defined in Treasury Regulation Sections 1.6011-4(b)(2), -4(b)(3) or -4(b)(4), or has entered into a “potentially abusive tax shelter” (as defined in Treasury Regulation Section 301.6112-1(b)).

(f)           Neither the Company nor any of its Subsidiaries is party to any Tax sharing, Tax allocation or similar agreement (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in audit or commercial lending agreements).

(g)           None of the Company or any of its Subsidiaries is or has been a member of a consolidated, combined, unitary or similar group with any party except such group that includes only the Company and one or more of its Subsidiaries since January 1, 2004, and none of the Company or any of its Subsidiaries has liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign laws), as a transferee or successor, by contract or otherwise.

(h)           Neither the Company nor any of its Subsidiaries is bound by any closing agreement, offer in compromise or other agreement with any Governmental Entity.

(i)           The Company has made available to Parent and Merger Sub complete and correct copies of all United States federal Tax Returns and material state income or franchise Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods beginning on or after January 1, 2004.

(j)           There are no Liens for material Taxes (other than Taxes that are not yet due and payable or for amounts being contested in good faith) upon the properties or assets of the Company or any of its Subsidiaries.

(k)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date.

(l)           No claim has been made by a Governmental Entity in a jurisdiction where the Company or its Subsidiaries do not currently file Tax Returns that the Company or its Subsidiaries may be subject to taxation by that jurisdiction.

(m)         The term “Taxes” means all income, profits, capital gains, goods and services, branch, payroll, unemployment, customs duties, premium, compensation, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, withholdings, duties, levies, imposts, license, registration and other taxes (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes and interest thereon) imposed by or on behalf of any Governmental Entity, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.  The term “Tax Return” means any return, statement, report, form, filing, election, declaration, estimate and information Tax Return, customs entry, customs reconciliation and any other entry or reconciliation, including in each case any amendments, schedules or attachments thereto, required to be filed with any Governmental Entity or with respect to Taxes of the Company or its Subsidiaries.

SECTION 3.13  Compliance with Law.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i)

since December 31, 2003, neither the Company nor any of its Subsidiaries is or has been in violation of any local, state, federal, foreign or multinational statute, law, ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (ii) the Company and each of its Subsidiaries have obtained or possess all permits, licenses, authorizations, consents, certificates, orders, clearances, approvals and franchises from, and have made all registrations or filings with or notices to, Governmental Entities required to own, lease and operate their properties and conduct their businesses as currently conducted (“Permits”), such Permits are in full force and effect and there has occurred no violation of, suspension, imposition of penalties or fines, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, and (iii) the Company and each of its Subsidiaries have fulfilled and performed all of their obligations with respect to such Permits and are in compliance with the terms of such Permits.

SECTION 3.14  Environmental Matters.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) each of the Company and its Subsidiaries (A) is and has been in compliance in all respects with applicable Environmental Laws and (B) has received and is and has been in compliance in all respects with all Permits required under Environmental Laws for the conduct of its business (“Environmental Permits”); (ii) such Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to the extent required for timely renewal, issuance or reissuance of such Environmental Permits; and (iii) to the knowledge of the Company, all Environmental Permits are expected to be issued or reissued on a timely basis on such terms and conditions as are reasonably expected to enable the Company and its Subsidiaries to continue to conduct their operations in a manner substantially similar to the manner in which such operations are presently conducted.

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has been or is presently the subject of any Environmental Claim and no Environmental Claim is pending or, to the knowledge of the Company, threatened against either the Company or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was or may have been retained or assumed either contractually or by operation of Law by either the Company or any of its Subsidiaries.

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person has managed, used, stored, or disposed of Hazardous Materials on, at or beneath any properties currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries, and no Hazardous Materials are present at such properties, or at any other location, in circumstances that would reasonably be expected to form the basis for an Environmental Claim against either the Company or any of its Subsidiaries.

(d)           Except as set forth in Section 3.14(d) of the Disclosure Letter, no properties presently owned, leased or operated by either the Company or any of its Subsidiaries contain any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks, polychlorinated biphenyls, radioactive materials or other Hazardous Materials.

(e)           The Company and its Subsidiaries have made available to Parent complete copies of all material compliance and site audits, reports, studies, assessments and results of investigations in the possession or control of the Company or any of its Subsidiaries, with respect to all currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

(f)           For purposes of the Agreement:

(i)           “Environment” means any surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, or natural resource.

(ii)          “Environmental Claim” means any claim, cause of action, investigation or notice by any Person or any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) any violation of any Environmental Law.

(iii)        “Environmental Law” means any Law, including principles of common law, or any binding agreement, memorandum of understanding or commitment letter issued or entered by or with any Governmental Entity or Person relating to:   (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) exposure of employees or third parties to any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iv)         “Hazardous Materials” means any pollutant, contaminant, constituent, chemical, raw material, product or by-product, petroleum or any fraction thereof, polychlorinated biphenyls, insecticide, fungicide, rodenticide, pesticide, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material, or agent, including all substances, materials or wastes which are identified by or subject to regulation or may give rise to liability under any Environmental Law.

(v)          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

SECTION 3.15  Intellectual Property.

(a)           Set forth on Section 3.15(a) of the Disclosure Letter are all material (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries.  With respect to each item of Intellectual Property Rights required to be listed on Section 3.15(a) of the Disclosure Letter, except as set forth on Section 3.15(a) of the Disclosure Letter, (i) the Company or one of its Subsidiaries is the sole owner and possesses all right, title, and interest in and to the item, free and clear of any Liens (other than Permitted Liens); (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, is threatened that challenges the validity, enforceability, registration, use or ownership of the item; (iii) each item is duly registered or filed with the appropriate governmental authority where such Intellectual Property Rights are used; and (iv) such registrations and applications remain valid and enforceable.  As used herein, “Intellectual Property Rights” means all domestic and foreign intellectual property and proprietary rights, including all (i) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, (ii) trademarks, service marks, trade names, domain names, trade dress, logos, corporate names and brand names (whether or not registered and any applications for registration), (iii) copyrights, designs and software (whether or not registered and any applications for registration), and (iv) trade secrets and know-how (“Proprietary Information”).

(b)           The Company and its Subsidiaries own or are validly licensed to use all Intellectual Property Rights used in the business of the Company or any Subsidiary of the Company, other than such Intellectual Property Rights that are not material to the business of the Company or any of its Subsidiaries (the “Company Intellectual Property”).

(c)           Except as set forth in Section 3.15(c) of the Disclosure Letter, and except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect (i) neither the Company nor any Subsidiary of the Company has received written notice alleging that the conduct of its business, including the use of any Intellectual Property Rights by the Company, any Subsidiary of the Company or any of their respective licensees, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property Rights of any Person in any respect, and (ii) to the knowledge of the Company, no third party has infringed, misappropriated, diluted or otherwise violated in any material respect any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, and (iv) no claims for any of the foregoing have been brought against any Person by the Company or any of its Subsidiaries.

(d)           Set forth on Section 3.15(d) of the Disclosure Letter are all Intellectual Property Rights of any third party that the Company or any of its Subsidiaries uses pursuant to license, sublicense, agreement or permission that are material to the business of the Company or any of its Subsidiaries, other than “shrink wrap,” “click wrap,” and “off the shelf” software and other software commercially available on reasonable terms to the public generally.  With respect to each of the Intellectual Property Rights required to be identified on Section 3.15(d) of the Disclosure Letter:  (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in breach or default of such license, sublicense, agreement or permission; nor would the execution of this Agreement constitute any such breach or default.

(e)           Neither the Company nor any Subsidiary has disclosed any Proprietary Information to any third party other than pursuant to a valid and enforceable written confidentiality agreement or in accordance with the Company or its Subsidiaries’ reasonable business judgment.

SECTION 3.16  Properties.

(a)           Section 3.16(a) of the Disclosure Letter sets forth a true and complete list of all real property owned by the Company and its Subsidiaries (individually, an “Owned Real Property”), including whether any Owned Real Properties are currently on the market for sale.  The Company or a Subsidiary of the Company has good and valid fee simple title to each Owned Real Property, in each case free and clear of all Liens and defects in title, except for Permitted Liens.  The Owned Real Properties are not subject to any leases or tenancies of any kind.  Each Owned Real Property is not subject to any rights of purchase, offer or first refusal that are not recorded.

(b)           Section 3.16(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property that has annual rent obligations in excess of $100,000 (the “Real Property Leases”).  The Company has heretofore made available to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Real Property Lease is valid, binding and in full force and effect and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current and (ii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, any of its Subsidiaries or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease.  The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it (“Leased Real Property”) free and clear of all Liens, except for Permitted Liens.

(c)           Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation or similar proceeding with respect to any Owned Real Property, or with respect to any Leased Real Property that would reasonably be expected to materially impair or materially interfere with the continued use and operation of Leased Real Property in the business of the Company and its Subsidiaries as currently conducted.

(d)           With respect to assets and properties other than Owned Real Property or Leased Real Property, the Company and its Subsidiaries have good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all other assets and properties (in each case, tangible and intangible) necessary and desirable to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted.

SECTION 3.17  Specified Contracts.

(a)           Section 3.17(a) of the Disclosure Letter lists, and the Company has made available to Parent, true, correct and complete copies of, all written (and true, correct and complete summaries of all oral) contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i)           would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)          contain covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of Parent, the Surviving Corporation or any of their Affiliates) to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any service or product;

(iii)        are joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iv)         relate to any indebtedness for borrowed money or any obligations evidenced by bonds, debentures, notes or other similar instruments, in each case in which more than $10 million is outstanding or may be incurred;

(v)           were entered into after December 31, 2005 or are not yet consummated involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $100,000;

(vi)         relate to any acquisition or disposition of a business or capital stock or other equity interests pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $100,000;

(vii)        are material supply or customer contracts and that are not terminable by the Company or its Subsidiaries on less than 60 days notice without penalty or payment;

(viii)       by their terms call for aggregate payment or receipt by the Company and its Subsidiaries under such contract of more than $100,000 over the remaining term of such contract;

(ix)         relate to any acquisition or disposition pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $100,000;

(x)          obligate the Company or any of its Subsidiaries to provide indemnification or a guarantee in excess of $100,000;

(xi)         obligate the Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $100,000;

(xii)        whereby any of the benefits under such contract to any party thereto will be materially increased, or the vesting of the benefits of any party thereto will be accelerated, by the occurrence of the Merger or any of the transactions contemplated by this Agreement or the value of any material benefits to any party thereto will be calculated on the basis of the Merger or any of the transactions contemplated by this Agreement;

(xiii)      is a contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(xiv)       is a voting agreement or registration rights agreement;

(xv)        is a management service, consulting, financial advisory or other similar type contract and each contract with any investment or commercial bank; or

(xvi)       is a contract involving a standstill or similar agreement.

Each contract of the type described in clauses (i) through (x) is referred to herein as a “Specified Contract.”

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Specified Contract is valid and binding on the Company and any Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Specified Contract.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no default under any Specified Contract by the Company or any of its Subsidiaries or, to the knowledge of the

Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party.  Neither the Company nor any of its Subsidiaries has received written notice of breach or termination (or proposed breach or termination) of any Specified Contract.

SECTION 3.18  Insurance.

Section 3.18 of the Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all material insurance policies currently in force issued in favor of the Company or any of the Subsidiaries, or pursuant to which the Company or any of the Subsidiaries is a named insured or otherwise a beneficiary.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all material insurance policies are in full force and effect, except for any expiration thereof in accordance with the terms thereof, and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any material insurance policies, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy, other than in connection with ordinary renewals.

SECTION 3.19  Rights Agreement.  The Company has taken all action, if any, necessary or appropriate so that the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the ability of any Person to exercise any Rights under the Rights Agreement or enable or require any Rights to separate from the Shares to which they are attached or to be triggered or become exercisable.  As of the date of this Agreement, no “Distribution Date” or “Stock Acquisition Date” (as such terms are defined in the Rights Agreement) has occurred.

SECTION 3.20  Opinion.  Prior to the execution of this Agreement, the Company Financial Advisor has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of the Company from a financial point of view.  A true, correct and complete copy of the opinion has been delivered to Parent.  The Company has obtained the authorization of the Company Financial Advisor to include a copy of its opinion in the Proxy Statement.

SECTION 3.21  Required Vote of Company Shareholders.  The only vote of the holders of outstanding securities of the Company required by the Articles of Incorporation of the Company, Bylaws of the Company, Law or otherwise to complete the Merger is the affirmative vote of the holders of not less than two-thirds of the outstanding Shares entitled to vote thereon, voting together as a single class.  The vote required by the previous sentence is referred to as the “Requisite Shareholder Vote.”

SECTION 3.22  Minute Books.  The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, the Boards of Directors and each committee of the Boards of Directors of the Company held since September 1, 2007; provided, that the Company shall not be obligated to make available any minutes of meetings related to (a) other bidders in connection with any potential sale of the Company or any of its material assets or otherwise related to deliberations by the Board of Directors of the Company with respect to the consideration of strategic alternatives (including this Merger (except for resolutions approving the Merger)) or (b) matters covered by attorney client privilege, but to the extent that such minutes relate to topics other than those covered by subsections (a) or (b) above, the Company has made available redacted copies thereof.  None of this Agreement, any Schedule, Exhibit or certificate delivered pursuant to this Agreement contains any untrue statement of a material fact.

SECTION 3.23  Interests in Clients, Suppliers, Etc.; Affiliate Transactions.  Except as set forth on Section 3.23 of the Disclosure Letter (i) there are no Contracts, liabilities or obligations between the Company or any of its Subsidiaries, on the one hand, and any other Affiliate of the Company (excluding any wholly-owned Subsidiary of the Company), on the other hand and (ii), to the knowledge of the Company, no officer or director of the Company or any of its Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company or any of its Subsidiaries.  Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of 1% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.23.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.01  Organization and Qualification.  Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its incorporation.  All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

SECTION 4.02  Authority for this Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 4.03  Proxy Statement.  None of the information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion in the Proxy Statement will, at the time of filing with the SEC, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company that is contained in the Proxy Statement.

SECTION 4.04  No Violation; Consents and Approvals.

(a)           Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby by Parent or Merger Sub will (i) violate or conflict with any provision of the respective certificates of incorporation or bylaws or similar governing documents of Parent or Merger Sub, (ii) assuming all consents, approvals, authorizations and permits contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings and notifications described in such clauses have been made, conflict with or violate any Laws applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound, except in the case of clauses (ii) and (iii), which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b)           The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) the filing of a premerger notification and report form by the Company under the HSR Act, and the filing with respect to and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (ii) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Articles of Merger with the Missouri Secretary as required by the Corporation Law and (iv) any such consent, approval, authorization, permit, filing or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 4.05  Operations of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time,

will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein (including pursuant to the Financing Commitments).

SECTION 4.06  Financing.  Parent has delivered to the Company true and complete copies of (i) the commitment letter, dated as of May 20, 2008, among Parent and Regions Bank and Regions Business Capital Corporation (the “Senior Debt Financing Commitment”), pursuant to which Regions Bank has agreed to lend the amounts set forth therein (the “Senior Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement, (ii) the commitment letter, dated as of May 20, 2008, among Parent and Apollo Investment Corporation (the “Mezzanine Debt Financing Commitment” and, together with the Senior Debt Financing Commitment, the “Debt Financing Commitments”), pursuant to which Apollo Investment Corporation has agreed to lend the amounts set forth therein (the “Mezzanine Debt Financing” and, together with the Senior Debt Financing, the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement, and (iii) the equity commitment letter, dated as of May 22, 2008, between Parent and Lehman Brothers Merchant Banking Partners IV L.P. (the “Investor”) (the “Equity Financing Commitment” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the Investor has committed to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).  As of the date of this Agreement, the Financing Commitments have not been amended or modified and the commitments contained in the Financing Commitments have not been withdrawn or rescinded  in any respect.  As of the date hereof, the Financing Commitments in the forms delivered to the Company, are in full force and effect and each of them is a legal, valid and binding obligation of the Parent and Merger Sub, as the case may be, subject to the respective terms and conditions contained therein and, to the knowledge of the Parent and Merger Sub, the other parties thereto.  As of the date of this Agreement, there are no conditions precedent or other contingencies, side agreements or other agreements or understandings related to the funding of the full amount of the Financing or the terms thereof, other than as set forth in the Financing Commitments and any fee letters and other documents (including any side letters) executed in connection with such Financing Commitments, in each case in the forms delivered to the Company; provided that (i) amounts set forth in the fee letters associated with the Debt Financing Commitments and (ii) any item in any side letter dealing solely with post-Closing matters have been redacted.  As of the date of this Agreement, neither the Parent nor Merger Sub has any reason to believe that they will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in any of the Financing Commitments.

SECTION 4.07  Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

SECTION 4.08  Ownership of Shares.  None of Parent, any of its Subsidiaries or any of their respective controlled Affiliates beneficially owns any Shares.

ARTICLE V

COVENANTS

SECTION 5.01  Conduct of Business of the Company.  Except as expressly required by Law, as otherwise contemplated by this Agreement or as set forth in Section 5.01 of the Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time the Company will conduct and will cause each of its Subsidiaries to conduct its operations in all material respects according to its ordinary and usual course of business in a manner consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use commercially reasonable efforts (i) to preserve intact its business organization, (ii) to keep available the services of its current officers and employees, (iii) to maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries and (iv) to comply in all material respects with all applicable Laws.  Without limiting the generality of the foregoing and except as expressly required by Law, as otherwise contemplated by this Agreement or as set forth in Section 5.01 of the Disclosure Letter, during the period specified in the preceding sentence, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company will not and will not permit any of its Subsidiaries to:

(a)           issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge of, any Company Securities or Subsidiary Securities, other than the issuance of Shares pursuant to the exercise of Options, in each case that are outstanding as of the date of this Agreement and in accordance with the existing terms of such Options, and other than as required to comply with any grants or awards as in effect on the date of this Agreement under any Plan;

(b)           acquire or redeem, directly or indirectly, any Company Securities or Subsidiary Securities, other than (A) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Options in order to pay the exercise price of the Options, (B) the withholding of Shares to satisfy tax obligations with respect to awards granted pursuant to the Plans, and (C) the acquisition by the Company of awards under Plans in connection with the forfeiture of such awards;

(c)           split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock, voting securities or other ownership interests (other than regular quarterly cash dividends not in excess of $0.11 per share declared and paid by the Company and cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock);

(d)           merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any Person or any division or business thereof, other than any such action solely between or among the Company and its Subsidiaries, or adopt a plan of liquidation, dissolution, recapitalization or reorganization of the Company;

(e)           (i) incur, create, assume or otherwise become liable for any indebtedness other than indebtedness incurred, assumed or otherwise entered into in the ordinary course of business consistent with past practice (including any borrowings under the Company’s existing revolving credit facility or any letters of credit), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company, or (iii) mortgage, pledge or otherwise agree to encumber any of its assets (tangible or intangible) other than in the ordinary course of business consistent with past practice;

(f)           make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

(g)           change any of the accounting methods, principles or practices used by it, except as required by Law or GAAP (or any interpretation thereof);

(h)           make or change any material Tax election, amend any material Tax Return, settle or compromise any material Tax liability, adopt or change any accounting method in respect of Taxes, forego any material Tax refund or enter into any closing agreement with any Taxing Authority;

(i)           propose or adopt any amendments to its Articles of Incorporation or Bylaws or other similar governing documents;

(j)            except as required pursuant to the terms of any Plan or other written agreement in effect on the date of this Agreement and except as expressly permitted by this Agreement, (i) enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees, or grant any increases in the compensation, perquisites or benefits to officers, directors, employees and consultants (other than new hire employees who are not officers or directors, and normal increases in annual salary to Persons who are not officers or directors in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company); (ii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers, or otherwise pay any amounts not due such individual, including, without limitation, with respect to severance; or (iii) adopt, amend or terminate any Plan (including any employment, severance, consulting or other individual agreement) or adopt or enter into any other employee benefit plan or arrangement that would be considered a Plan if it were in existence on the date of this Agreement;

(k)           (i) make or agree to make any capital expenditure or expenditures, or enter into any agreements or arrangements providing for capital expenditures, in each case other than those set forth on Section 5.01(k) of the Disclosure Letter or in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (ii) enter into any new line of business outside of its existing business segments;

(l)           enter into or agree to any material amendment to any collective bargaining or other labor agreement;

(m)         renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries (or Parent or any of its Affiliates after the consummation of the Merger);

(n)           license, sell, transfer or otherwise dispose of, in whole or in part, any Company Intellectual Property, other than in the ordinary course of business consistent with past practice;

(o)           compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $100,000 individually, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(p)           convene any regular or special meeting (or any adjournment thereof) of the shareholders of the Company other than the Special Meeting;

(q)           enter into any agreement, understanding or arrangement with respect to the voting or registration of the Company Securities or the Subsidiary Securities;

(r)           enter into, materially amend or terminate (other than terminations in accordance with its terms) any transaction or agreement with any director or executive officer of the Company (except in accordance with terms of any existing employment agreement or Plan); or

(s)           authorize, commit or agree to take any of the foregoing actions.

SECTION 5.02  Solicitation.

(a)           From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries and its and their Representatives not to, directly or indirectly:   (i) initiate, solicit or encourage (including by way of providing non-public information or access to properties, assets, employees or Representatives) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or (ii) make a Change of Board Recommendation (as defined below) or approve, endorse, authorize or recommend, or publicly propose to approve, endorse, authorize or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement, arrangement or understanding relating to an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder.  The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of its or their Representatives with respect to any Acquisition Proposal and shall, within two days of the date of this Agreement, request to be returned or destroyed in accordance with the terms of the agreements pursuant to which such information was provided all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person.

(b)           Notwithstanding anything to the contrary contained in Section 5.02(a), if at any time following the date of this Agreement and prior to obtaining the Requisite Shareholder Vote, (i) the Company has received a written Acquisition Proposal from a third party that the Board of Directors of the Company believes in good faith to be bona fide, (ii) the Company has not breached this Section 5.02 or Section 5.04, and (iii) the Board of Directors of the Company determines in good faith, after consultation with the Company Financial Advisor, or another nationally recognized financial advisor (“Financial Advisor”) and outside counsel (who may be the Company’s regularly engaged independent legal counsel), that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries and its and their Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent.

(c)           The Company shall promptly (and in any event within 24 hours) notify Parent in the event that the Company, its Subsidiaries or its or their Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal.  The Company shall notify Parent promptly (and in any event within 24 hours) with the identity of such person and provide a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto.  The Company shall keep Parent reasonably informed on a prompt basis of any material developments with respect to any such Acquisition Proposal and the discussions and negotiations related thereto (including any material changes thereto).

(d)           The Company will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

(e)           Notwithstanding anything in this Agreement to the contrary, subject to compliance with this Section 5.02, if the Company receives an Acquisition Proposal which the Board of Directors of the Company concludes in good faith, after consultation with outside counsel and its Financial Advisor, constitutes a Superior Proposal, the Board of Directors of the Company may at any time prior to obtaining the Requisite Shareholder Vote, (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (a “Change of Board Recommendation”) and/or (ii) terminate this Agreement solely to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company may take the actions pursuant to the foregoing clauses (i) or (ii) only if (A) in advance of or concurrently with such Change of Board Recommendation or termination the Company pays the Termination Fee and otherwise complies with the provisions Section 7.01(h) and Section 7.03(b)(ii); (B) the Company notifies Parent, in writing and at least five Business Days prior to such Change of Board Recommendation or termination (the “Notice Period”), promptly of its intention to effect a Change of Board Recommendation or terminate this Agreement and to enter into a binding written agreement concerning a Superior Proposal, attaching the most current version of all relevant proposed transaction agreements and other material documents (and a description of all material terms and conditions thereof (including the identity of the party making such Superior Proposal)); (C) the Company causes its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (D) Parent does not make, within five business days of receipt of such written notification, an offer that the Company Board determines in good faith (after having received the advice of its financial advisor and outside legal counsel) is at least as favorable from a financial point of view to the shareholders of the Company as such Superior Proposal.

(f)           Nothing contained in this Section 5.02 shall prohibit the Board of Directors of the Company from disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or an express reaffirmation of its recommendation to its shareholders in favor of the Merger shall be deemed to be a Change in Board Recommendation (including for purposes of Section 7.01(g)(i)).

(g)           The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions of Section 351.407 or Section 351.459 of the Corporation Law (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 7.01(h).

(h)           For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time relating to (A) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (1) 20% or more of the consolidated assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries or (2) 20% or more of any equity securities of the Company or of any Subsidiaries whose net revenue, net income or assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenue, net income or assets as applicable, of the Company, (B) any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, 20% or more of any equity securities of the Company or of any Subsidiaries whose net revenue, net income or assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenue, net income or assets as applicable, of the Company or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company or of any Subsidiaries whose net revenue, net income or assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenue, net income or assets as applicable, of the Company, other than, in each case, the transactions contemplated by this Agreement, and (ii) “Superior Proposal” means any bona fide Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”) made in writing, which was not obtained in violation of this Section 5.02, that the Board of Directors of the Company has determined in its good faith judgment (after receiving the advice of its Financial Advisor and outside counsel and after taking into account all the terms and conditions of the contemplated transaction and the likelihood of consummating the transactions contemplated thereby) and all other relevant factors is more favorable to the Company’s shareholders (in their capacity as shareholders) from a financial point of view than the transactions contemplated by this Agreement (taking into account any alterations to this Agreement agreed to in writing by Merger Sub in response thereto in accordance with this Section 5.02).

SECTION 5.03  Access to Information.

(a)           Except as prohibited by applicable Law and subject to any work product or attorney client privilege, from and after the date of this Agreement, the Company will (i) give Parent and Merger Sub and their respective Representatives access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax Returns) of the Company and its Subsidiaries, and (ii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may reasonably request; provided that such investigation shall not unreasonably interfere with the business or operations of the Company or any Subsidiary.

(b)           Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the provisions of the Confidentiality Agreement.

(c)           No investigation by Parent, Merger Sub or their respective Representatives pursuant to this Section 5.03 shall affect the representations, warranties, covenants or agreements of the Company set forth herein.

SECTION 5.04  Shareholder Approval.  Except in the event of a Change of Board Recommendation specifically permitted by Section 5.02(e), (i) as promptly as reasonably practicable following the date of this Agreement, the Company shall call, give notice of, convene and hold a meeting of its shareholders (the “Special Meeting”) for the purpose of obtaining the Requisite Shareholder Vote in connection with this Agreement and the Merger, (ii) the Proxy Statement shall include the Company Board Recommendation and (iii) the Board of Directors of

the Company (and all applicable committees thereof) shall use commercially reasonable efforts to obtain from its shareholders the Requisite Shareholder Vote in favor of the approval of the plan of merger (as such term is used in Section 351.425 of the Corporation Law) contained in this Agreement required to consummate the transactions contemplated by this Agreement.

SECTION 5.05  Proxy Statement.  As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC, subject to the prior review and approval of Parent (which approval shall not be unreasonably withheld), a Proxy Statement relating to the Merger.  The Company shall use commercially reasonable efforts to cause such Proxy Statement to be filed as soon as reasonably practicable after the date of this Agreement.  Each of the Company and Parent shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement.  Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement, and the Company shall cause the Proxy Statement to be mailed to the Company’s shareholders at the earliest reasonably practicable date.  Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement.  If, at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

SECTION 5.06  Efforts; Consents and Governmental Approvals.

(a)           Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.  Without limiting the foregoing, each of the Company, Parent and Merger Sub agrees to use commercially reasonable efforts to (i) obtain all necessary waivers, consents and approvals from other parties to contracts to which the Company is a party, provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any Person to obtain any such consent, approval or waiver other than de minimis amounts or amounts that are advanced by Parent, (ii) obtain all consents, approvals and authorizations that are required to be obtained under any applicable Law as promptly as practicable after the date hereof, (iii) prevent the entry, enactment or promulgation of any threatened or pending injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (iv) lift or rescind any injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (v) in the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend vigorously against it and respond thereto and (vi) effect all necessary registrations and filings and submissions of information requested by any Governmental Entities.

(b)           In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.06 to cause the expiration or termination of the applicable waiting period, or receipt of required authorizations, as applicable, under the HSR Act.  Without limiting the foregoing, the parties shall request and shall use their respective commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act.

SECTION 5.07  Indemnification and Insurance.

(a)           The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and advancement of expenses than those set forth in the Company’s Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified in any material respect for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, unless such modification shall be required by Law.

(b)           Parent and Merger Sub shall purchase by the Effective Time, and the Surviving Corporation shall maintain, tail policies to the current directors’ and officers’ liability insurance policies maintained on the date of this Agreement by the Company and its Subsidiaries, which tail policies (i) shall not be required to have aggregate annual premiums in excess of 250% of the aggregate annual amount currently paid by the Company to maintain the existing policies (which amount has been disclosed to Parent), (ii) shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, (iii) shall contain coverage that is at least as protective as such existing policies (complete and accurate copies of which have been made available to Parent) to the Persons covered thereby and (iv) shall be issued by reputable and financially sound insurers; provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of 250% of such amount, Parent and Merge Sub shall only be required to obtain (and the Surviving Corporation shall only be required to maintain) as much coverage as can be obtained by paying aggregate annual premiums equal to 250% of such amount.

(c)           In addition to the other rights provided for in this Section 5.07 and not in limitation thereof (but without in any way limiting or modifying the obligations of any insurance carrier contemplated by Section 5.07(b) of this Agreement), for six years from and after the Effective Time, Parent shall, to the fullest extent permitted by the Corporation Law as of the date hereof (assuming the Corporation Law were applicable), indemnify and hold harmless (and release from any liability to the Surviving Corporation or any of their respective subsidiaries) the persons who, at or prior to the Effective Time, were officers or directors of the Company or any Subsidiary or served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (the “Indemnitees”) against all expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any action, suit or proceeding), losses, claims, damages, judgments, fines and amounts paid in settlement that are actually and reasonably incurred by the Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, that related to an event, act or omission which occurred prior to the Effective Time by reason of the fact that such person was at or prior to the Effective Time a director or officer of the Company or any of its current or former Subsidiaries or served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, an “Indemnifiable Claim”).  In the event any Indemnifiable Claim is asserted or made within such six-year period, all rights to indemnification, exculpation and advancement of expenses shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied.

(d)           In addition to the other rights provided for in this Section 5.07, and not in limitation thereof, the Surviving Corporation, Parent and the Company agree that all individual indemnity agreements between the Company and any Indemnitees, as in effect on the date hereof, copies of which have been made available to Parent prior to the date hereof, shall survive the Effective Time and continue in full force and effect in accordance with their terms.

(e)           This Section 5.07 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, each Indemnitee and his or her respective heirs and legal representatives.  The rights to indemnification, exculpation and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which an Indemnitee is entitled, whether pursuant to Law, contract or otherwise.  Parent will pay or cause to be paid all expenses, including reasonable fees and expenses of legal counsel, that an Indemnitee may incur in enforcing the indemnity, exculpation, advancement of expenses and other obligations provided for in this Section 5.07 (subject to reimbursement if the Indemnitee is subsequently determined not to be entitled to indemnification, exculpation or advancement of expenses under Section 5.07).

(f)           In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.07.

(g)           If a claim is made against any Indemnitee, and if such Indemnitee intends to seek indemnity with respect thereto under this Section 5.07, such Indemnitee shall promptly notify the Surviving Corporation of such claim; provided that the failure to so notify shall not relieve the Surviving Corporation of its obligations hereunder, except to the extent that the Surviving Corporation is actually and materially prejudiced thereby.  The Surviving Corporation shall have thirty days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnitee at the expense of the Surviving Corporation, of the settlement or defense thereof and the Indemnitee shall cooperate with it in connection therewith.  Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Surviving Corporation unless (x) the Surviving Corporation shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Surviving Corporation or (z) the named parties to any such action (including any impleaded parties) include both such Indemnitee and the Surviving Corporation and such Indemnitee shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnitee which are not available to the Surviving Corporation, or available to the Surviving Corporation the assertion of which would be adverse to the interests of the Indemnitee.  So long as the Surviving Corporation is reasonably contesting any such claim in good faith, the Indemnitee shall not pay or settle any such claim.  Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Surviving Corporation for such claim unless the Surviving Corporation shall have consented to such payment or settlement.  If the Surviving Corporation does not notify the Indemnitee within thirty days after the receipt of the Indemnitee’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnitee shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.  The Surviving Corporation shall not, except with the consent of the Indemnitee, enter into any settlement that is not entirely indemnifiable by the Surviving Corporation pursuant to this Section 5.07 and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnitees of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.  The Surviving Corporation and the Indemnitee shall cooperate with each other in all reasonable respects in connection with the defense of any claim.

SECTION 5.08  Employee Matters.

(a)           Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all existing employment and severance agreements specified in Section 5.08(a) of the Disclosure Letter between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries.

(b)           Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for the individuals employed by the Company at the Effective Time other than those individuals covered by a collective bargaining agreement (the “Current Employees”) (other than Current Employees who have entered into or will enter into an individual employment agreement with the Company or any of its Subsidiaries) compensation and benefits provided under Plans that are substantially similar in the aggregate to the compensation and benefits maintained for and provided per capita to Current Employees as a group immediately prior to the Effective Time (excluding, for this purpose, equity-based compensation); provided, however, subject to the foregoing, that nothing herein shall interfere with the Surviving Corporation’s right to amend or terminate any employee benefit or compensation plan, program or arrangement.

(c)           Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account (without duplication) for vesting and eligibility and benefit accrual purposes (but not the extent such service would result in duplicative benefits or with respect to any defined benefit pension plans) under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Plans of the Company and its Subsidiaries for those purposes; provided that such credit does not require any credit or benefit to any other employee in order to cause any plan to comply with Law or to be eligible for any intended favorable tax treatment.  Current Employees will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries (other than to the extent such pre-existing condition limitation limited their participation in the Company’s or its Subsidiaries’ health plan prior to the Effective Time.)  In the year in which the Effective Time occurs, Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such Current Employees credit under such plans for co-payments made and deductibles satisfied for such year prior to the Effective Time.

(d)           Any written communications or material oral communications to the directors, officers or employees of the Company or any of its Subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, shall be subject to the prior written approval of Parent (not to be unreasonably withheld or delayed).

(e)           Prior to the Effective Time, if requested by Parent in writing not fewer than five calendar days prior to the Effective Time, Company shall (i) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Company and its Subsidiaries shall commence participation therein following the Effective Time and/or (ii) cause to be terminated any or all tax-qualified employee benefit plan(s) effective immediately prior to the Effective Time.  Notwithstanding the foregoing, nothing in this Agreement, express or implied, shall:  (i) confer upon any employee of Company or any Subsidiary, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, for any nature whatsoever, or (ii) be interpreted to prevent or restrict Parent or its Affiliates from modifying or terminating the employment or terms of employment of any employee of Company or any Subsidiary, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Effective Time.

SECTION 5.09  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event which is likely (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.09 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice; provided, further, however, that a failure to comply with this Section 5.09 will not constitute the failure of any condition set forth in Article VI to be satisfied unless the underlying event would independently result in the failure of a condition set forth in Article VI to be satisfied.

SECTION 5.10  Press Releases.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed) except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.  The Company, Parent and Merger Sub agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.

SECTION 5.11  Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.12  No Other Representations or Warranties.

(a)           Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article III and any certificate delivered at Closing regarding the representations and warranties contained in Article III, neither the Company nor any Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

(b)           The Company acknowledges and agrees that, except for the representations and warranties contained in Article IV and any certificate delivered at Closing regarding the representations and warranties contained in Article IV, none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement.

SECTION 5.13  Obligations of Merger Sub.

  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.  Parent unconditionally guarantees the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be jointly and severally liable with Merger Sub for any breach of any covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement.

SECTION 5.14  Financing.

(a)           Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, in each case, within its control, necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Commitments (provided that Parent and Merger Sub may, after consultation with the Company, replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date hereof, or otherwise so long as the terms thereof are not less beneficial to Parent and Merger Sub and, with respect to the amount of the Debt Financing and conditionality, the Company, than those in the Debt Financing Commitments as in effect on the date hereof), including using its commercially reasonable efforts to (a) maintain in effect the Financing Commitments, (b) satisfy on a timely basis, to the extent within its control, all terms and conditions applicable to Parent and Merger Sub to obtaining the Financing set forth therein including by consummating the Equity Financing pursuant to the terms of the Equity Financing Commitment and (c) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitments.  In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall promptly notify the Company and shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on financial terms no less favorable to Parent than the Debt Financing Commitments and upon other terms and conditions not materially less favorable than in the Debt Financing Commitments in an aggregate amount sufficient to consummate the transactions contemplated hereby promptly following the occurrence of such event.  Parent shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing.

(b)           The Company shall use its commercially reasonable effort to cooperate, and to cause its Subsidiaries to cooperate, in connection with the arrangement of the Financing as may be reasonably requested by Parent including by (i) participating in meetings (including lender meetings), presentations, road shows, due diligence and drafting sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Financing; (iii) furnishing Parent and its financing sources financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to consummate the Financing; (iv) requesting of the appropriate Person, and using its commercially reasonable efforts to obtain, such consents and legal opinions, as reasonably requested by Parent; (v) taking all actions, subject to or concurrently with the occurrence of the Merger, reasonably requested by Parent to permit consummation of the Financing as contemplated by the Financing Commitments (or the debt commitment letter related to any alternative financing); and (vi) otherwise reasonably cooperating in the Parent’s efforts to obtain the Financing (including, without limitation, requesting of the appropriate Persons, and using its commercially reasonable efforts to obtain, customary officer’s certificates and other documents and instruments as may reasonably be requested by the Parent or Merger Sub, facilitating the pledge of, and granting of security interests in, the stock and assets of the Company and its Subsidiaries, establishing bank accounts, blocked account agreements and lock box arrangements and executing and delivering deeds and other conveyance instruments to one or more designees of Parent).

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 6.01  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Shareholder Approval.  This Agreement shall have been duly adopted by the Requisite Shareholder Vote.

(b)           Antitrust Waiting Period.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition prohibiting the consummation of the Merger shall be in effect.  No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

SECTION 6.02  Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein (other than the representations and warranties contained in Sections 3.02, 3.03, 3.06(b), 3.19 and 3.21, which shall be true and correct in all respects)) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties (other than the representations and warranties contained in Sections 3.02, 3.03, 3.06(b), 3.19 and 3.21, which shall be true and correct in all respects) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officers Certificate.  Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer certifying as to the matters set forth in Section 6.02(a) and Section 6.02(b).

(d)           Absence of a Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(e)           Dissenting Shares.  The holders of not more that 10% of the outstanding Shares shall have given notice of their exercise of appraisal rights under Section 351.455 of the Corporation Law.

(f)           Financing.  The conditions set forth in the Debt Financing Commitments shall have been satisfied or waived.

(g)           The holders of at least 90% of the outstanding Options shall have consented to the cancellation of such Options in accordance with Section 2.04 of this Agreement.

SECTION 6.03  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the representation and warranty contained in Section 4.06 of this Agreement) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) the representation and warranty of Parent and Merger Sub contained in Section 4.06 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)           Officers Certificate.  The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

SECTION 6.04  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.06.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

SECTION 7.01  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Shareholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a)           by mutual written consent of the Company and Parent;

(b)           by either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, injunction, decree or ruling, enacted a Law or taken any other action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling, Law or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or action in accordance with Section 5.06;

(c)           by either the Company or Parent, if the Merger shall not have been consummated on or before November 22, 2008 (the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to any material breach of this Agreement by the party seeking to terminate this Agreement pursuant to this Section;

(d)           by either the Company or Parent, if the Special Meeting shall have been convened and a vote with respect to the approval of the plan of merger (as such term is used in Section 351.425 of the Corporation Law) contained in this Agreement shall have been taken thereat and the approval of the plan of merger (as such term is used in Section 351.425 of the Corporation Law) contained in this Agreement by the Requisite Shareholder Vote shall not have been obtained;

(e)           by the Company, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.03(a) or 6.03(b), as the case may be, and which is not cured within the earlier of (i) the Outside

Date and (ii) 30 days following written notice to Parent, or which by its nature or timing cannot be cured within such time period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its covenants, agreements, representations or warranties contained in this Agreement;

(f)           by Parent, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.02(a) or Section 6.02(b), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the Company, or which by its nature or timing cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Parent or Merger Sub is then in material breach of any of its covenants, agreements, representations or warranties contained in this Agreement;

(g)           by Parent if (i) a Change of Board Recommendation shall have occurred, (ii) the Company enters into a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement, arrangement or understanding relating to an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or (iii) the Company shall have willfully and materially breached any of its obligations under Section 5.02 or Section 5.04; or

(h)           by the Company at any time prior to receipt of the Requisite Shareholder Approval, in accordance with and subject to the terms and conditions of Section 5.02(e)(ii); provided that the Company shall simultaneously with such termination enter into a definitive agreement with respect to a Superior Proposal.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

SECTION 7.02  Effect of Termination.  If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Section 5.03(b), Section 5.10, Section 7.02, Section 7.03, Section 7.04, Section 7.05, Section 7.06 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders.  Notwithstanding the foregoing, no Party shall be relieved or released from any liabilities or damages for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03  Fees and Expenses.

(a)           Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses.

(b)           Notwithstanding the foregoing;

(i)           If (A) (1) either Parent or the Company terminates this Agreement pursuant to Section 7.01(c) or (d), and, at any time after the date of this Agreement and prior to the Special Meeting or any adjournment or postponement thereof at which the vote under Section 7.01(d) is taken, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to senior management or the Board of Directors of the Company, or shall have otherwise become publicly known or otherwise communicated to senior management or the Board of Directors of the Company or (2) Parent terminates this Agreement pursuant to Section 7.01(f) as a result of a willful breach of a representation, warranty or covenant by the Company, and (B) the Company enters into a definitive agreement in respect of an Acquisition Proposal or consummates the transactions contemplated by an Acquisition Proposal within 12 months after this termination, then the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds, on the date of entering into or consummating such agreement or transaction in respect of the Acquisition Proposal, as applicable; provided that for purposes of this Section 7.03(b)(i), the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 5.02(h), except that the references to "20%" shall be deemed to be references to 50%.

(ii)          If Parent terminates this Agreement pursuant to Section 7.01(g) or the Company terminates this Agreement pursuant to Section 7.01(h), then the Company shall pay to Parent either simultaneously with (in the case of termination by the Company) or as promptly as reasonably practicable (and, in any event, within two Business Days) after (in the case of termination by Parent) such termination, the Termination Fee.

(iii)         If either Parent or the Company terminates this Agreement pursuant to Section 7.01(d), and, at any time after the date of this Agreement and prior to the Special Meeting or any adjournment or postponement thereof at which the vote under Section 7.01(d) is taken, an Acquisition Proposal shall not have been publicly disclosed or otherwise communicated to senior management or the Board of Directors of the Company, or shall not have otherwise become publicly known or otherwise communicated to senior management or the Board of Directors of the Company, then the Company shall pay to Parent within two Business Days following termination of this Agreement, by wire transfer of immediately available funds to an account specified by the Company, a fee (the "Company No Vote Termination Fee") equal to $3,500,000 plus documented, reasonable out-of-pocket expenses incurred by Parent after May 5, 2008 not to exceed $1,000,000

(iv)          If the Company terminates this Agreement pursuant to Section 7.01(e) as a result of a willful breach of a representation, warranty or covenant by Parent or Merger Sub, then Parent shall pay to the Company within two Business Days following termination of this Agreement, by wire transfer of immediately available funds to an account specified by the Company, a fee (the “Parent Termination Fee”) equal to the Termination Fee; provided, that payment under this Section 7.03(b)(iv) shall only be required if at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 6.01 and Section 6.02 not to be satisfied.

(v)           If this Agreement is terminated by Parent or the Company pursuant to Section 7.01(c) and the sole reason for the failure to consummate the Merger was the failure by Parent and Merger Sub to receive the amounts under the Financing Commitments, then Parent shall pay to the Company within two Business Days following termination of this Agreement, by wire transfer of immediately available funds to an account specified by the Company, a fee (the "Parent Financing Termination Fee") equal to $3,500,000 plus documented, reasonable out-of-pocket expenses incurred by the Company after May 5, 2008 not to exceed $500,000.

(vi)          Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee or the Parent Financing Termination Fee pursuant to this Sections 7.03(b)(iv) or (v), respectively, and any amounts under Section 7.03(d) shall be the sole and exclusive remedy available to the Company, its affiliates and its Subsidiaries against Parent, Merger Sub, the Investor and any of their respective former, current, or future general or limited partners, shareholders, managers, members, directors, officers, affiliates, employees, assignees, representatives or agents with respect to this Agreement and the transactions contemplated hereby, including for any loss suffered as a result of the failure of this Agreement to be consummated, under any theory or for any reason, and upon payment of such amount, none of Parent, Merger Sub, the Investor or any of their respective former, current, or future general or limited partners, shareholders, managers, members, directors, officers, affiliates, employees, assignees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(c)           “Termination Fee” means an amount in cash equal to $9,000,000, which Termination Fee shall be paid (when one is due and owing) by the Company to Parent by wire transfer of immediately available funds to the account designated by Parent.

(d)           Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement.  In the event that the Company shall fail to pay the Termination Fee or Company No Vote Termination Fee when due and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for such Termination Fee or Company No Vote Termination Fee, the Company shall reimburse Parent and Merger Sub for all reasonable costs and expenses actually incurred by Parent and Merger Sub (including reasonable expenses of counsel) in connection with such suit, together with interest on the unpaid amount from the date such amount was required to be paid at the prime rate as reported in the Wall Street Journal on the date such amount was required to be paid.  In the event that Parent shall fail to pay the Parent Termination Fee or Parent Financing Termination Fee when due and, in order to obtain such payment, Company commences a suit which results in a judgment against the Parent for such Parent Termination Fee or Parent Financing Termination Fee, the Parent shall reimburse the Company for all reasonable costs and expenses actually incurred by the Company (including reasonable expenses of counsel) in connection with such suit, together with interest on the unpaid amount from the date such amount was required to be paid at the prime rate as reported in the Wall Street Journal on the date such amount was required to be paid.

SECTION 7.04  Non-Recourse.  Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein.  No former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners of the Company, Parent or Merger Sub or any of their respective Affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

SECTION 7.05  Amendment.  To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after approval of this Agreement by the shareholders of the Company but, after any such shareholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of the shareholders of the Company.  This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

SECTION 7.06  Extension; Waiver; Remedies.

(a)           At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b)           The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(c)           Except as set forth in Section 7.03(b)(vi), all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01  Representations and Warranties.  The representations and warranties made in Article III and Article IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time.  Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed.

SECTION 8.02  Entire Agreement; Assignment.  This Agreement, together with the Disclosure Letter and the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to subject matter hereof.  The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties.

SECTION 8.03  Jurisdiction; Venue; Waiver of Trial by Jury.  Each of the parties hereto (a) consents to submit itself to the exclusive jurisdiction of any Missouri state or federal court located in the City of St. Louis in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Missouri state or federal courts located in the City of St. Louis, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.04  Validity; Specific Performance.  (a) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law; but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction.  The parties agree to negotiate in good faith to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

(b) The parties hereby acknowledge and agree that the failure of the Company to perform its agreements and covenants hereunder, including its failure to take all actions pursuant thereto as are necessary on its part to the consummation of the Merger and including assisting Parent with regard to arranging and consummating the Debt Financing will cause irreparable injury to Parent and Merger Sub.  Unless and until this Agreement has been terminated in accordance with its terms, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the requirements that the Company take all actions pursuant hereto as are necessary on its part to the consummation of the Merger and including assisting Parent with respect  to arranging and consummating the Debt Financing, this being in addition to any other remedy to which such party is entitled at law or in equity.  Notwithstanding anything to the contrary in this Agreement, all expenses of Parent or Merger Sub incurred in connection with any action brought by Parent or Merger Sub relating to any injunctions or the right to enforce specifically the terms and provisions of this Agreement provided for in the foregoing sentence shall be paid by the Company in the event that Parent is successful on the merits in such action.

SECTION 8.05  Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission), on the next Business Day if sent by prepaid overnight carrier (providing proof of delivery), on the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or on the date delivered if sent by email (providing confirmation of receipt) to the parties at the following addresses or facsimile numbers:

if to Parent or Merger Sub:

c/o Lehman Brothers Merchant Banking
399 Park Avenue
New York, New York 10022
Attn: Jon E. Mattson
Telecopy No.: (646) 758-1022
Email: jon.mattson@lehman.com

with a copy (for informational purposes only) to:

c/o Lehman Brothers Merchant Banking
399 Park Avenue, 9th Floor
New York, New York 10022
Attn: Ashvin B. Rao
Telecopy No.: (646) 834-4769
Email: ashvin.rao@lehman.com

and with a copy (for informational purposes only) to:

White & Case LLP
1155 Avenue of the Americas
New York, NY  10023
Attn:  William F. Wynne Jr.
Telecopy No.:  (212) 819-8316
Email: wwynne@whitecase.com

if to the Company:

Angelica Corporation
424 South Woods Mill Road
Chesterfield, MO 63017-3406
Attn: Steve O’Hara
Telecopy No.: (314) 854-3949
Email: sohara@angelica.com

with a copy (for informational purposes only) to:

Stinson Morrison Hecker LLP
1201 Walnut, Suite 2900
Kansas City, Missouri 64106
Attn: John A. Granda, Esq.
Telecopy No.: (816) 691-3495
Email: jgranda@stinson.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

SECTION 8.06  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Missouri, without giving effect to any choice or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Missouri.

SECTION 8.07  Descriptive Headings.  The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 8.08  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.07 and Section 7.04 (each of which provisions is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

SECTION 8.09  Rules of Construction.  The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

SECTION 8.10  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

SECTION 8.11  Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)           “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement;

(b)           “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(c)           “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(d)           “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(e)           “Confidentiality Agreement” means the confidentiality agreement, dated as of October 9, 2007, by and between the Company and Lehman Brothers Merchant Banking Partners IV L.P.;

(f)           “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA (as defined in Section 4001(b)(1)), (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Section 601 et seq. of the Code and Section 601 et seq. of ERISA;

(g)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(h)           “Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any ancillary documentation or agreement, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger;

(i)           “GAAP” shall mean United States generally accepted accounting principles;

(j)           “hereby,” “herein,” “hereinafter” and similar terms shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section or other portion of this Agreement;

(k)           “including” shall be deemed to be followed by the phrase “without limitation”;

(l)           “knowledge” of the Company means the actual knowledge of any of the executive officers and directors of the Company;

(m)         “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights, building or use restrictions or other encumbrances or title defects of any kind or nature, including any agreements to give any of the foregoing in the future;

(n)           “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, individually or together with any other change, effect, event, occurrence or state of facts, is materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence resulting from (i) economic, financial market or geopolitical conditions in general (including the cost and availability of debt or equity financing), (ii) changes in Law or applicable accounting regulations or principles or interpretations thereof, (iii) any change in the Company’s stock price or trading volume, in and of itself, (v) any outbreak or escalation of hostilities or war or any act of terrorism and (vi) the execution of this Agreement, the announcement of this Agreement and the transactions contemplated hereby and the pendency of the transactions contemplated by this Agreement (including any action or inaction as a result thereof by the Company’s employees, vendors or competitors) except, in each case, to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other companies in the healthcare linen management industry generally;

(o)           “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith and by appropriate proceedings, (iii) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (iv) Liens (other than liens securing indebtedness for borrowed money), minor defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters which would have been disclosed by a current title report that would not, individually or in the aggregate, reasonably be expected to materially impair or materially interfere with the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, or materially detract from the value or marketability of the assets to which they relate for substantially similar uses and operations, (v) zoning, building and other similar codes and regulations, and (vi) any conditions that would be disclosed by a current, accurate survey and which do not materially interfere with the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted;

(p)           “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate, Governmental Entity or other entity or organization;

(q)           “Plan” means each bonus, pension, retirement, profit sharing, savings, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental or other employee benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not written or subject to ERISA, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement or any Controlled Group Liability) or otherwise providing benefits to any current, former or future employee, officer or director of the Company or any of its Subsidiaries or to any beneficiary or dependant thereof;

(r)           “Representatives” means, when used with respect to a Person, the directors, managers, members, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of such Person, as applicable, and its Subsidiaries;

(s)           “Subsidiary” means, when used with reference to a Person, any other Person of which voting securities, other voting rights or voting partnership interest having ordinary voting power to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person; and

(t)           “Treasury Regulations” means the regulations promulgated by the United States Department of Treasury under the Code.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

CLOTHESLINE HOLDINGS, INC.

By:	Li Zhang
Name: Li Zhang
Title: Director

CLOTHESLINE ACQUISITION CORPORATION

By:	Li Zhang
Name: Li Zhang
Title: Director

ANGELICA CORPORATION

By:	Stephen M. O'Hara
Name: Stephen M. O'Hara
Title: President and CEO

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